SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2001

RTW, Inc.

(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

0-25508 (Commission File Number)	41-1440870 (IRS Employer Identification No.)
8500 Normandale Lake Blvd., Suite 1400 Bloomington, MN (Address of principal executive offices)	55437 (Zip Code)

Registrant’s telephone number, including area code 952-893-0403

Item 5. Other Items
Item 7 — Financial Statements and Exhibits
SIGNATURES
Press Release dated 12/13/01

Item 5. Other Items:

(a)	Change in Composition of the Company’s Board of Directors and Executive Management Team

            On December 12, 2001, at the request of David C. Prosser, a director of RTW, Inc. (“RTW or the “Company”), the Company’s Board of Directors elected J. Alexander Fjelstad III, Alfred L. LaTendresse, John O. Goodwyne, Bruce Schilling and Gregory Koschinska as additional members of its Board of Directors. Immediately following the election of the new members of the Board, Carl B. Lehmann, Steven M. Rothschild, and David R. Hubers resigned as directors. In addition, Carl B. Lehmann resigned as President and Chief Executive Officer of the Company. Mr. Prosser and Mark E. Hegman will remain as directors.

            In a letter dated December 7, 2001 addressed to the Board of Directors of the Company and filed as an attachment to Amendment No. 3 to a Schedule 13D filed with the Securities and Exchange Commission on December 12, 2001, Mr. Prosser had requested that the Board elect his nominees. Mr. Prosser was the founder of RTW and was Chairman of the Board from 1983 to March 2000.

            On December 13, 2001 the newly constituted Board of Directors elected Mr. Prosser as Chairman of the Board of Company and Mr. Fjelstad as Chief Executive Officer of the Company. Mr. Fjelstad formerly served as director and Chief Operating Officer of Sales and Marketing for RTW and President of the Company’s insurance subsidiary, American Compensation Insurance Company, from 1989 to 1998. Additionally, Mr. LaTendresse, the Company’s former Chief Financial Officer from 1990 to 1998, was appointed as Executive Vice President of RTW and President of American Compensation Insurance Company.

            Under the terms of a Standstill and Voting Agreement, dated March 6, 2000, Mr. Prosser and Mr. Fjelstad, together with certain other shareholders of the Company, were precluded for a period of two years from voting any of their shares of Common Stock in a manner that was contrary to proposals submitted by management of the Board of Directors of the Company for approval by a vote by the shareholders of the Company, including all nominations for the election of directors. A copy of the Standstill and Voting Agreement is attached as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 1999 and incorporated herein by this reference. In addition, Mr. Prosser, Mr. Fjelstad and the other shareholders subject to the Agreement had agreed not to initiate or to support initiatives designed to effect fundamental changes in RTW management, policy or structure.

            In the December 7, 2001 letter, Mr. Prosser indicated to the Board that if it failed to appoint the above-named individuals to the Board at the present time, he would take the necessary steps to do so once the Standstill and Voting Agreement expired on March 6, 2002. In connection with the December 12, 2001 Board meeting, the directors agreed that the Company would not enforce the terms of the Standstill and Voting agreements against Mr. Prosser in connection with his request that the Board elect Mr. Prosser’s nominees to the Board.

            To the best of the Company’s knowledge, other than as reported in this Form 8-K, there are no arrangements or understandings among former members of the Board of Directors and Mr. Prosser, or with the current directors and Mr. Prosser, with respect to any election of directors in the future.

            Accordingly to Amendment No. 3 to his Schedule 13D, Mr. Prosser has sole or shared voting power over 1,665,666 shares of common stock of the Company, or approximately 16.2 percent of the Company outstanding common stock. In addition to the shares owned by Mr. Prosser, members of Mr. Prosser’s family, including his adult children, are beneficial owners of more than five percent of the Company’s common stock. The ownership of these family members is listed in the Company definitive proxy statement dated November 12, 2001 for the Company’s 2001 Annual Meeting of Shareholders.

Item 7 – Financial Statements and Exhibits:

(c)	Exhibits

99.1	RTW, Inc. Press Release dated December 13, 2001

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTW, Inc.

Dated: December 13, 2001	By	/s/ J. Alexander Fjelstad III J. Alexander Fjelstad III Chief Executive Officer (Principal Executive Officer)